Exhibit 99.1
Contact:	Steven O. Cordier Senior Vice President & Chief Financial Officer Penford Corporation 303-649-1900 steve.cordier@penx.com
Penford Suspends Dividend
Centennial, Co., April 17, 2009 — Penford Corporation (Nasdaq: PENX), a global leader in renewable, natural-based ingredient systems for industrial and food applications, announced today that its Board of Directors has decided to suspend the payment of cash dividends until economic conditions affecting the Company improve. This action is one of a series of steps that the Company has taken to reduce costs and improve liquidity. The Company expects to save approximately $675,000 per quarter as a result of this step.
Tom Malkoski, Penford’s President and Chief Executive Officer, said, “The suspension of dividends is an unfortunate but necessary step given unprecedented market conditions, particularly those affecting our Industrial Ingredients business. We are grateful to our shareholders for their continuing interest and loyalty as we continue to seek ways to improve the Company’s performance in this challenging economic environment.”
About Penford Corporation
Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of industrial and food applications. Penford has nine manufacturing and/or research locations in the United States, Australia and New Zealand.
The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; expectations regarding the construction cost of the ethanol facility and the timing of ethanol production; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; other unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed by the Company with the Securities and Exchange Commission.